Exhibit 24
                                POWER OF ATTORNEY


KNOW ALL BY THESE PRESENTS:

The undersigned, Ira Miller, hereby constitutes and appoints Thomas N. Donaldson as his true and lawful Attorney-in-Fact, with full power in his name and on his behalf, to take all actions and do all things necessary with respect to all matters arising in connection with the ownership reporting requirements of the securities laws of the United States, including the execution and delivery of all documents in connection therewith.

The undersigned agrees to indemnify said Attorney-in-Fact against, and hold him/her free and harmless from, all loss, cost, expense, damage or liability which he/she may incur or sustain as a result of any action taken by him/her in good faith pursuant to this Power of Attorney.

This Power of Attorney shall remain in full force and effect until revoked in writing by the undersigned and the authority granted herein may be relied upon by any person until such person has actually received written notice of revocation.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 14th day of February, 2006.


                                                     /s/ Ira Miller
                                                     Ira Miller